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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                                                       THREE MONTHS
                                                                                                                           ENDED
                                                                          YEARS ENDED DECEMBER 31,                       MARCH 31,
                                                      -----------------------------------------------------------------------------
                                                        2000          2001         2002         2003         2004            2005
                                                      ---------    ----------   ----------    ---------    ---------       --------
Income (loss) from continuing operations
   before benefit (provision) for income taxes and
   cumulative change in accounting principle          $  65,406    $ (137,299)  $  (92,187)   $  36,907    $ 141,789       $ 41,178

Adjust for:
   Minority interests in net income (loss)
    of consolidated subsidiaries                         (2,058)      (17,799)      (8,107)      (4,637)      11,454          3,866
Equity in net (income) loss of
    unconsolidated affiliates                              (658)        7,772       (4,219)      (2,750)      (6,182)        (1,446)
                                                      ---------    ----------   ----------    ---------    ---------       --------

Income (loss) from continuing operations before
   (benefit) provision for income
   taxes, cumulative change in
   accounting principle, minority
   interests in consolidated subsidiaries
   and income (loss) from equity investees               62,690      (147,326)    (104,513)      29,520      147,061         43,598

Add:
   Fixed charges                                        152,229       163,353      158,791      158,719      140,817         35,604
   Amortization of capitalized interest                                   408          965        1,126        1,136            285

Deduct:
   Interest capitalized                                                (5,707)      (2,100)        (150)                        (40)
   Minority interest in pre-tax income of
     subsidiaries that have not incurred fixed
     charges                                               (223)         (616)        (104)         (17)     (11,394)        (3,780)
                                                      ---------    ----------   ----------    ---------    ---------       --------

     Earnings                                         $ 214,696    $   10,112   $   53,039    $ 189,198    $ 277,620       $ 75,667
                                                      =========    ==========   ==========    =========    =========       ========

Fixed Charges:
   Interest and financing expense, net                $ 152,229    $  157,646   $  156,691    $ 158,569    $ 140,817       $ 35,604
   Interest capitalized                                                 5,707        2,100          150                          40
                                                      ---------    ----------   ----------    ---------    ---------       --------

     Fixed Charges                                    $ 152,229    $  163,353   $  158,791    $ 158,719    $ 140,817       $ 35,644
                                                      =========    ==========   ==========    =========    =========       ========

Ratio of earnings to fixed charges                         1.41                                    1.19         1.97           2.12
                                                      =========    ==========   ==========    =========    =========       ========

Deficiency of earnings to cover fixed charges                      $ (153,241)  $ (105,752)
                                                                   ==========   ==========
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